Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm


Board of Directors
Citizens Communications Company:

We consent to the use of our reports dated February 27, 2008, with respect to the consolidated balance sheets of Citizens Communications Company and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference.

Our audit report on the consolidated financial statements refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" as of January 1, 2007, Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment" and Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" as of January 1, 2006 and Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" as of December 31, 2006.

                                            /s/ KPMG LLP


Stamford, Connecticut
May 28, 2008